Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated April 24, 2020 related to the consolidated financial statements of Touchpoint Group Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2019 and 2018 which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 in the Company’s Registration Statements on Form S-3 (Registration Nos. 333-228441, 333- 227971, 333-227760, 333-227484, 333-227247, 333-225945, 333-223607 and 333-222295).

/s/ Cherry Bekaert LLP

Tampa, Florida

April 24, 2020